EXHIBIT 4.5

THIS CERTIFICATE BEARS A LEGEND ON THE REVERSE SIDE

                   Incorporated under the Laws of Delaware
                              November 10, 1997

     Certificate No.                                      **No. of Shares**

                               CRDENTIA CORP.
           50,000,000 Shares Common Stock, $0.0001 Par Value Each
          10,000,000 Shares Preferred Stock, $0.0001 Par Value Each


THIS CERTIFIES THAT ____________________SPECIMEN________________________ IS THE
REGISTERED HOLDER OF  ************************************************** SHARES
OF SERIES A PREFERRED STOCK OF CRDENTIA CORP.

HEREINAFTER DESIGNATED "THE CORPORATION", TRANSFERABLE THE SHARE REGISTER OF THE CORPORATION UPON SURRENDER OF THIS CERTIFICATE PROPERLY endorsed OR ASSIGNED.

This certificate and the shares represented thereby shall be held subject to all the provisions of the Certificate of Incorporation and the Bylaws of said Corporation, a copy of each of which is on file at the office of the Corporation, and made a part hereof as fully as though the provisions of said Certificate of Incorporation and Bylaws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof, assents and agrees to be bound.

Any stockholder may obtain from the principal office of the Corporation, upon request and without charge, a statement of the number of shares constituting each class or series of stock and the designation thereof; and a copy of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights and the Bylaws.

THE ADDRESS OF THE PRINCIPAL OFFICE OF THE CORPORATION IS: 14114 Dallas Parkway, Suite 600, Dallas, TX 75254

       Dated:

___________________________________          ___________________________________
William S. Leftwich, Chief Financial Officer	   Pamela G. Atherton, President